Exhibit 99.1

Corporate Headquarters 217 North Monroe Street Tallahassee, FL 32301	News Release For Immediate Release | June 2, 2025

For Information Contact:
Brooke Hallock
Hallock.Brooke@ccbg.com
850.402.8525

Capital City Bank Group Announces Leadership Transition
Bethany Corum To Become President of Capital City Bank; Thomas Barron Named President of Capital City
Bank Group and Chairman of the Capital City Bank Board

TALLAHASSEE, Fla., June 2, 2025 – The board of directors of Capital City Bank Group (NADSAQ: CCBG) announced today that Bethany Corum has been named president of Capital City Bank, effective as of July 1, 2025. This historic appointment takes place during the Bank’s landmark 130th anniversary year and marks a significant milestone as Corum becomes the first female president in the history of the Bank. She assumes this role with extensive experience and a deep commitment to championing the mission and continued success of Capital City Bank.

At the same time, Tom Barron, who has dedicated 51 years to Capital City Bank, including the last 30 as president, has been appointed president of Capital City Bank Group and chairman of the Capital City Bank Board of Directors, effective as of July 1, 2025. In this new capacity, he will continue to be engaged in the management of the Bank and guide the Company’s growth.

Additionally, William G. Smith Jr. will continue as Capital City Bank Group chairman and CEO, overseeing corporate strategy and governance while guiding the long-term financial performance of the Company.

These changes reflect a strategic effort to diversify the executive ranks and bolster management as the Company enters its next phase of growth.

Corum has served as chief operating officer since 2015, with the primary responsibilities of overseeing the commercial lending, retail market management, wealth management, information technology, loan and deposit operations, facilities management and information security departments, as well as the disaster recovery, human resources and talent development functions. After establishing her financial industry roots as an executive with the Florida Bankers Association, Corum came to Capital City Bank in 2006 and served a decade as chief people officer and president of Capital City Services Company before being promoted to chief operating officer.

“For almost two decades, I have had the privilege of witnessing Beth’s exceptional leadership and commitment to the success of our Company,” said Capital City Bank Group Chairman, President and CEO William G. Smith Jr. “She has consistently driven growth, innovation and operational efficiency while managing a vast array of our business functions. Her strategic vision and dedication to fostering a positive workplace culture have earned us recognition year after year among the best employers in the nation. I firmly believe in Beth’s ability to guide us through the next phase of our journey with continued excellence.”

Barron has played an integral role in helping guide the Company through industry shifts and an evolving banking landscape. Barron was among the original architects of Capital City Bank Group, which was formed as a multi-bank holding company in 1984, and a principal player in subsequently consolidating the seven-member family of brands under the single name of Capital City Bank in 1995.

“Working shoulder-to-shoulder with Tom for the last 50 years has been one of the greatest honors of my career,” said Smith. “His 51 years of service have not only helped to shape our Company legacy but also set a high standard for leadership in our industry, making him a clear choice for these vital roles. His exceptional expertise, strategic vision and consistent acumen have guided us through transformative times. I am confident that his deep knowledge of our past and insightful perspective on our future will continue to lead us to new heights.”

Corum earned her bachelor’s degree from the University of Tennessee at Martin and her master’s degree from Florida State University. She is a dedicated community advocate and currently serves as treasurer of Tallahassee Memorial Healthcare board of directors, chairman of the United Way of the Big Bend and chair-elect of the Community Foundation of North Florida. She has formerly served as chair of the Children’s Home Society of North Florida, trustee for the Florida Bankers Educational Foundation and as past chair of the Greater Tallahassee Chamber of Commerce. Additionally, Corum is a Leadership Tallahassee and Leadership Florida graduate.

Barron holds an MBA from Florida State University and served as president of the Community Bankers of Florida in 1989. He currently serves on the boards of Capital Health Plan and Tall Timbers. A former chair of the Southeastern Community Blood Center, Greater Tallahassee Chamber of Commerce, United Way of the Big Bend, Seminole Boosters and Hollins University, Barron has demonstrated community leadership and advocacy throughout his career.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $4.5 billion in assets. We provide a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, securities brokerage services and financial advisory services, including the sale of life insurance, risk management and asset protection services. Our bank subsidiary, Capital City Bank, was founded in 1895 and now has 62 banking offices and 105 ATMs/ITMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., www.ccbg.com.

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